Exhibit 99.1

Gladstone Land Announces a $13.8 million Farm Acquisition in Florida

MCLEAN, Va., September 30, 2014 — Gladstone Land Corporation (NASDAQ: LAND) (“Gladstone Land” or the “Company”) announced today that it has acquired 808 acres of land with 590 farmable acres and an onsite cooling-distribution facility in Manatee County, Florida, for $13.8 million.  The property is currently farmed for berries and vegetables by Wishnatzki, Inc. (“Wish Farms”), a leading grower and marketer of fresh fruits and vegetables. In connection with the acquisition, Gladstone Land and Wish Farms have entered into a 10-year lease (with two 5-year renewal options) that allows the Company to reset the rental amounts to current market rates.

“We are privileged to partner with such an esteemed grower and add another large fruit and vegetable farm to our portfolio,” said Bill Frisbie, Managing Director at the Company.  “This property has been farmed for many years by Wish Farms and has a good water supply in place. We now own 29 farms across the U.S. that produce a variety of high-value fruits and vegetables.”

“Wish Farms is excited to partner with Gladstone Land on a long-term basis for this property. This transaction frees up capital that we can deploy into our farming and marketing operations to continue growing our business,” said Gary Wishnatzki, Owner of Wish Farms. “Gladstone Land has strong roots in fruit and vegetable farming, making them a great resource for our real estate needs.”

About Gladstone Land Corporation:
Gladstone Land is a real estate investment trust that pays monthly dividends to its stockholders. The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers and intends to report the current value of its farmland on a quarterly basis. As of June 30, 2014, the net asset value of the Company was $13.93 per share. The Company currently owns 29 farms, comprised of 7,641 acres in 5 different states across the U.S., valued at approximately $158 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as blueberries.  The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities and distribution centers.  The Company has paid 20 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current dividend is $0.03 per share per month. Additional information can be found at www.GladstoneLand.com.

Owners or brokers who have farmland for sale in the United States should call (703) 287-5839.

For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com and www.GladstoneCompanies.com.

About Wish Farms:
Wish Farms, founded in 1922 and third-generation owned, is the largest shipper of strawberries in Florida and has been for over 50 years.  Nationally recognized for quality and innovation, Wish Farms is a year-round supplier of strawberries and blueberries and seasonal in select vegetables.  Wish Farms utilizes How’s My Picking?™, a patented tool for traceability to ensure quality by tying consumer feedback to the harvest time, field location, picker, etc.

For more information about Wish Farms, please visit www.wishfarms.com or www.facebook.com/wishfarms.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 24, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893